Exhibit 99.2

OP Bancorp Increases Quarterly Cash Dividend to $0.07 per Share

LOS ANGELES, January 23, 2020 — OP Bancorp (the “Company”) (NASDAQ: OPBK), the holding company of Open Bank (the “Bank”), announced today that its Board of Directors declared a quarterly cash dividend of $0.07 per share of its common stock. The dividend is payable on or about February 20, 2020 to all shareholders of record as of the close of business on February 6, 2020.

“I am pleased to announce an increase to our quarterly cash dividend to $0.07 per share from $0.05 per share,” said Min Kim, President and Chief Executive Officer of OP Bancorp and Open Bank. “The decision to increase our quarterly cash dividend is based on our continuing confidence in our strong financial performance in 2020.”

About OP Bancorp

OP Bancorp, the holding company for Open Bank (the “Bank”), is a California corporation whose common stock is quoted on the Nasdaq Global Market under the ticker symbol, “OPBK.”  The Bank is engaged in the general commercial banking business in Los Angeles, Orange, and Santa Clara Counties, California and Carrollton, Texas and is focused on serving the banking needs of small- and medium-sized businesses, professionals, and residents with a particular emphasis on Korean and other ethnic minority communities. The Bank currently operates with nine full branch offices in Downtown Los Angeles, Los Angeles Fashion District, Los Angeles Koreatown, Gardena, Buena Park, and Santa Clara, California, and Carrollton, Texas.  The Bank also has four loan production offices in Atlanta, Georgia, Aurora, Colorado, and Lynnwood and Seattle, Washington.  The Bank commenced its operations on June 10, 2005 as First Standard Bank and changed its name to Open Bank in October 2010.  Its headquarters is located at 1000 Wilshire Blvd., Suite 500, Los Angeles, California 90017. Phone 213.892.9999; www.myopenbank.com  Member FDIC, Equal Housing Lender.

Contact

Investor Relations

OP Bancorp

Christine Oh

EVP & CFO

213.892.1192

Christine.oh@myopenbank.com

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